Exhibit 10.1
2005 Molex Supplemental Executive Retirement Plan

Article	1. Establishment and Purposes	1
	1.1 Establishment	1
	1.2 Purposes	1

Article	2. Definitions	2
	2.1 “Account”	2
	2.2 “Affiliate”	2
	2.3 “Beneficiary”	2
	2.4 “Bonus”	2
	2.5 “Bonus Deferral”	2
	2.6 “Code”	2
	2.7 “Committee”	2
	2.8 “Company”	3
	2.9 “Deferred Compensation Plan”	3
	2.10 “Disability”	3
	2.11 “Distribution Date”	3
	2.12 “Election Form(s)”	3
	2.13 “Employer”	3
	2.14 “ERISA”	3
	2.15 “Expatriate”	3
	2.16 “Fiscal Year”	3
	2.17 “Forfeiture”	3
	2.18 “Initial Eligibility Date”	4
	2.19 “Investment Elections”	4
	2.20 “Matching Contribution”	4
	2.21 “Old SERP”	4
	2.22 “Participant”	4
	2.23 “Plan”	4
	2.24 “Plan Contributions”	4
	2.25 “Plan Year”	4
	2.26 “Salary”	5
	2.27 “Salary Deferral”	5
	2.28 “Savings Plan”	5
	2.29 “Separation from Service”	5
	2.30 “Supplemental Company Contributions”	5
	2.31 “Trust Agreement” or “Trust”	5
	2.32 “Trustee”	5
	2.33 “Unforeseeable Emergency”	6
	2.34 “Vested Benefit”	6

Article	3. Eligibility and Participation	6
	3.1 Eligibility	6
	3.2 Notice of Eligibility	6

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	3.3 Right to Participation or Employment	7
	3.4 Effect of Subsequent Ineligibility	7

Article	4. Company Contributions	7
	4.1 Salary Deferrals	7
	4.2 Bonus Deferrals	7
	4.3 Deferral Elections	7
	4.4 Supplemental Company Contributions	8
	4.5 Matching Contributions	8
	4.6 Vesting	8

Article	5. Distribution of Benefits	10
	5.1 Time of Distribution	10
	5.2 Benefits Upon Separation From Service	10
	5.3 Benefits Upon Disability	10
	5.4 Benefits Upon Death	10
	5.5 Payment Forms	10
	5.6 Changes to Time and Form of Payment in 2010	11
	5.7 Unforeseeable Emergency	12
	5.8 Source of Assets for Benefits	12
	5.9 Forfeitures	13
	5.10 Withholding of Taxes	13

Article	6. Individual Accounts	13
	6.1 Participants’ Accounts	13
	6.2 Earnings and Losses	13
	6.3 Distributions	13
	6.4 Participant Statements	13

Article	7. The Trust	13
	7.1 Establishment of Irrevocable Trust	13
	7.2 Trustee	13
	7.3 Investment Managers	14
	7.4 Assets	14
	7.5 Funding	14

Article	8. Investment Elections and Allocations	14
	8.1 Investment Election	14
	8.2 Change of Prior Election	14
	8.3 Form of Election	15
	8.4 Transfer of Funds	15
	8.5 Allocating Distributions	15

Article	9. Beneficiary Designation	15
	9.1 Designation of Beneficiary	15
	9.2 Death of Beneficiary	15

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	9.3 Ineffective Designation	15

Article	10. Administration	15
	10.1 The Committee	15
	10.2 Authority of the Committee	15
	10.3 Delegation of Committee Members’ Powers	16
	10.4 Manner of Action of the Committee	16
	10.5 Decisions Binding	16
	10.6 Indemnification	16
	10.7 Claims Procedures	16

Article	11. Amendment and Termination	16
	11.1 Right to Terminate and Amend	16
	11.2 Notice of Termination	16
	11.3 Effect of Termination	17
	11.4 Limitations on Amendments	17
	11.5 Merger, Consolidation, Reorganization, or Transfer	17

Article	12. Participation In And Withdrawal from the Plan By An Employer	17
	12.1 Affiliate Participation in the Plan	17
	12.2 Withdrawal from the Plan	18

Article	13. Miscellaneous	18
	13.1 Costs of the Plan	18
	13.2 Nontransferability	18
	13.3 Successors	19
	13.4 Severability	19
	13.5 Applicable Law	19
	13.6 Gender and Number	19

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2005 MOLEX SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended and Restated Generally Effective as of January 1, 2011)
ARTICLE 1. ESTABLISHMENT AND PURPOSES
     1.1 Establishment. Molex Incorporated originally adopted the 2005 Molex Supplemental Executive Retirement Plan (the “Plan”) effective January 1, 2005 to provide for (1) employee voluntary deferrals, and (2) employer contributions to restore benefits lost by certain employees under the Molex Incorporated Profit Sharing and Retirement Plan because of limitations imposed by ERISA and the Code. Effective as of January 1, 2008, the portion of the Plan providing for employee voluntary deferrals was spun-off to the Molex Executive Deferred Compensation Plan, and the Molex Incorporated Supplemental Executive Retirement Plan (the “Old SERP”) was merged into this Plan. Effective as of January 1, 2011, the Molex Incorporated Profit Sharing and Retirement Plan (the “Profit Sharing Plan”) is being merged into The Molex Incorporated Retirement and Savings Plan (the “Savings Plan”). Effective January 1, 2011, unless otherwise stated herein, this Plan is hereby amended and restated to (1) restore certain benefits lost by certain employees under the Savings Plan, as profit sharing contributions will no longer be made under the Profit Sharing Plan, (2) reflect the merger of the Molex Executive Deferred Compensation Plan into this Plan, and (3) provide for employee voluntary deferrals of salary and bonus in this Plan. The Plan is a nonqualified retirement plan for key employees as described herein and is intended to comply with the provisions of Code Section 409A and any regulations issued thereunder.
     1.2 Purposes. The purposes of the Plan are as follows:
     (a) Restoration of Qualified Benefits. To restore the intended operation of the nonelective contribution provisions of the Savings Plan for a select group of management or highly compensated employees of an Employer by replacing certain benefits lost thereunder due to certain statutory restrictions.
     (b) Expatriate Deferrals. To allow an Expatriate to defer up to 100% of Salary and Bonus while he or she is expatriated out of the United States.
     (c) Discretionary Deferred Contributions. To allow an eligible employee to defer all or a portion of Salary and Bonus.
     (d) Unfunded Plan. To be an unfunded plan maintained primarily to provide benefits for a select group of management or highly compensated employees within the meaning of §§ 201, 301, and 401 of ERISA, and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.
     (e) Merger of Prior Plans and the Plan. To continue to reflect the terms of: (i) the Molex Incorporated Supplemental Executive Retirement Plan (As Amended and Restated, Effective as of January 1, 2007) as merged into this 2005 Molex Supplemental Executive Retirement Plan, effective as of January 1, 2008; and (ii) the Molex Executive Deferred Compensation Plan (Effective as of January 1, 2008), as merged into this 2005 Molex Supplemental Executive Retirement Plan, effective as of January 1, 2011, for purposes of creating a single, integrated, combined excess benefit plan for administration purposes.
ARTICLE 2. DEFINITIONS
     Whenever used herein, the following terms shall have the respective meanings set forth below and, when intended, such terms shall be capitalized:
     2.1 “Account”means the bookkeeping ledger established for each Participant for the purpose of tracking:
          (a) Salary Deferrals;
          (b) Bonus Deferrals;
          (c) Supplemental Company Contributions;
          (d) Matching Contributions;
     (e) the prior account balance, if any, valued as of December 31, 2010 and merged into this Account from the Deferred Compensation Plan on January 1, 2011; and
     (f) the prior account balance, if any, valued as of December 31, 2007 and merged into this Account from the Old SERP on January 1, 2008, all adjusted periodically to reflect any gains (or losses) accruing as a result of Investment Elections.
     2.2 “Affiliate” means any corporation, organization, or entity which is under common control with the Company or which is otherwise required to be aggregated with the Company pursuant to paragraphs (b), (c), (m), or (o) of Code §414.
     2.3 “Beneficiary” means the person, trust, or other entity designated by the Participant to receive benefits that may become payable hereunder upon his/her death pursuant to Section 5.4 of the Plan.
     2.4 “Bonus” means a payment of annual cash compensation earned for a Fiscal Year or portion thereof under an annual incentive plan or arrangement offered by the Company.
     2.5 “Bonus Deferral” means the portion of a Bonus deferred by a Participant under Section 4.3(b) for the Plan Year.
     2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and rulings issued thereunder. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces that section or subsection.
     2.7 “Committee”means the Special Subcommittee of the Executive Committee of the Company’s Board of Directors.

     2.8 “Company” means Molex Incorporated, a Delaware corporation.
     2.9 “Deferred Compensation Plan”means the Molex Executive Deferred Compensation Plan, effective as of January 1, 2008, as amended.
     2.10 “Disability”means the Participant is determined by the Committee to be:
     (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months; or
     (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan of an Employer that then covers the Participant.
     2.11 “Distribution Date” Effective January 1, 2009, means the earlier to occur of:
     (a) in the case of Separation from Service other than for death or Disability, the date specified in Section 5.2.
     (b) in the case of Disability, the date the Participant becomes disabled;
     (c) in the case of death, the date of the Participant’s death.
     2.12 “Election Form(s)”means the form(s) that the Participant must complete and return to the Company in order to defer any portion of his/her Salary and/or Bonus and to elect the form of distribution with respect to the Participant’s Account under the Plan to be paid upon his/her relevant Distribution Date.
     2.13 “Employer” means the Company, and any corporation, organization or entity that is an Affiliate and either adopts the Plan pursuant to Section 12.1 or continues the Plan as a successor under Section 13.3.
     2.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor thereto.
     2.15 “Expatriate” means an employee of an Employer who is expatriated out of the United States and becomes subject to tax in a foreign jurisdiction at rates higher than the applicable United States Federal income tax rates.
     2.16 “Fiscal Year”means the 12 month period beginning each July 1 and ending the following June 30, or such other 12-month period as determined by the Company’s Board of Directors.
     2.17 “Forfeiture” means the unvested portion (in accordance with Section 4.6) of a Participant’s Account as of a participant’s Distribution Date.

     2.18 “Initial Eligibility Date” means the earliest to occur of:
     (a) the date on which a newly hired eligible employee is first notified that he or she has been designated by the Committee as eligible to make a deferral election pursuant to Section 3.1, provided that on such date the Employee either has not been eligible to participate in this Plan, the Old SERP, the Deferred Compensation Plan, or any other nonqualified deferred compensation plan maintained by the Company or any Affiliate and required to be aggregated with any such plan under Regulation Section 1.409A-1(c)(3)(viii) (other than through accrual of earnings) at any time during the 24 month period prior to such date, or has received a distribution of all amounts deferred under all such plans and immediately prior to the last payment was not eligible to participate or continue to participate in any such plan (other than through an election of a different time and form of payment with respect to the amounts paid), all as determined in accordance with Regulation Section 1.409A-2(a)(7)(ii);
     (b) the first day of the year following the year in which a newly hired Employee is first notified that he or she has been designated by the Committee as eligible to make a deferral election pursuant to Section 3.1, if Section 2.18(a) does not apply to such employee; or
     (c) the first day of the first Plan Year for which a Supplemental Company Contribution is credited to the Account of an eligible employee who had not previously been notified that he or she was eligible to make a deferral election; provided that, pursuant to Regulation Section 1.409A-2(a)(7)(iii), if prior to such Plan Year the eligible employee had never previously been eligible to participate in any nonqualified deferred compensation plan maintained by the Company or any Affiliate, the Initial Eligibility Date shall instead be the first day of the year immediately following the first year for which the Supplemental Company Contribution was credited.
     2.19 “Investment Elections” shall have the same meaning as described in Section 8.1.
     2.20 “Matching Contribution”means a Company contribution to a Participant’s Account under Section 4.5 in an amount equal to 100% of the Participant’s Salary Deferrals up to a maximum amount of 4% of such Participant’s Salary.
     2.21 “Old SERP” means the Molex Incorporated Supplemental Executive Retirement Plan (As Amended and Restated Effective as of January 1, 2007).
     2.22 “Participant” means an employee, including an Expatriate, of an Employer who has been approved for eligibility by the Committee as provided in Article 3.
     2.23 “Plan” means the 2005 Molex Supplemental Executive Retirement Plan, as amended.
     2.24 “Plan Contributions” means each of Salary Deferrals, Bonus Deferrals, Supplemental Company Contributions and Matching Contributions.
     2.25 “Plan Year” means the consecutive 12-month period beginning each January 1 and ending December 31.

     2.26 “Salary” means the annual base salary rate and payments of cash compensation payable by the Employer to an employee for services performed during any Plan Year before deduction for income taxes, but reduced by all legally required deductions against such income (including, but not limited to, if applicable, elective contributions or benefit contributions made by such employee, wage assignments, wage garnishments, child support payments, levies, remittance of all applicable taxes to governmental authorities), and specifically other than Bonuses and Bonus Deferrals under the Plan; provided that no change in any such deductions occurring after the first day of a Plan Year (or Initial Eligibility Date if applicable) shall have the effect of reducing or increasing the portion of Salary deferred, except for changes in elections under a cafeteria plan described in Code §125 to the extent permitted by Regulation Section 1.409A-2(a)(10).
     2.27 “Salary Deferral” means the portion of Salary deferred by a Participant under Section 4.3(a) for a Plan Year.
     2.28 “Savings Plan” means The Molex Incorporated Retirement and Savings Plan, as amended, or any successor plan thereto.
     2.29 “Separation from Service” means the Participant’s termination of employment with the Employer for any reason, including retirement, death, or Disability; provided that, other than in the case of death or Disability, it is reasonably anticipated that no further services would be performed after the date or termination, or that the level of bona fide services the Participant would perform after such date to the Employer or any Affiliate (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer and all Affiliates if the employee has been providing services to the Employer and all Affiliates less than 36 months); as determined in accordance with Regulation Section 1.409A-1(h).
     2.30 “Supplemental Company Contributions” means a Company contribution to a Participant’s Account under Section 4.4 that, when added to the amount contributed on the Participant’s behalf under the Savings Plan as a non-elective employer contribution for a Plan Year, is equal to 3% of Salary (prior to any deductions or other withholdings) for such Plan Year contributed by an Employer to the Participant’s Account A Participant who is re-employed during the period following military service during which his reemployment rights are guaranteed by the Uniformed Services Employment and Reemployment Act shall be credited with a Supplemental Company Contribution equal to the amount that would have been credited had the Participant been employed throughout the period of military service, calculated in accordance with Code Section 414(u) as if the Plan were subject thereto (but without regard to the limit on compensation under Code Section 401(a)(17)).
     2.31 “Trust Agreement” or “Trust” means the trust agreement and the trust established by the Company for the Plan.
     2.32 “Trustee” means the Trustee named in the Trust Agreement and any duly appointed successor thereto.

     2.33 “Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary or a dependent (as defined in Code Section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Any distributions made on account of an Unforeseeable Emergency shall be made pursuant to Section 5.7.
     2.34 “Vested Benefit” means the amount equal to the vested portion (in accordance with Section 4.6) of a Participant’s Account at any time. All Vested Benefits shall be determined by valuing the Participant’s Account as of the close of the business day immediately prior to the Distribution Date.
ARTICLE 3. ELIGIBILITY AND PARTICIPATION
     3.1 Eligibility. To be eligible for participation in the Plan for a given Plan Year, an employee must be among a select group of management or highly compensated employees of an Employer, and selected for participation by the Committee, such that the Plan qualifies for the “top hat” exemption from most of the substantive requirements of Title I of ERISA, as described in Section 1.2(d). Accordingly, the Committee may terminate the participation of any or all Participants in order to achieve and maintain this intended result; provided, however, such termination from participation shall not become effective until the first day of the next succeeding Plan Year. Notwithstanding the prior provisions of this Section 3.1, such an employee shall be eligible to receive Matching Contributions for a Plan Year only if as of December 1st of the prior Plan Year, the employee is expected to have Salary and Bonus (prior to any deferrals or other withholdings, whether before or after tax) in excess of the Code Section 401(a)(17) limit ($245,000 for 2011); provided that if an employee becomes eligible to make a deferral election during a Plan Year, the Committee may in its sole discretion provide that the employee will be eligible for Matching Contributions if the employee’s Salary at the time of hire or promotion is at an annual rate in excess of the Code Section 401(a)(17) limit. An employee who is not otherwise eligible to participate shall be eligible to receive a Supplemental Company Contribution for a Plan Year if and only if his Salary for the Plan Year prior to any deductions or withholdings actually exceeds the Code Section 401(a)(17) limit for such Plan Year. The Committee shall have the sole discretion to determine eligibility pursuant to the Plan.
     3.2 Notice of Eligibility. The Company shall notify eligible employees of their eligibility to participate in the Plan. An eligible employees shall be treated as initially eligible to participate in the Plan at the employee’s Initial Eligibility Date. Subject to the Code Section 409A aggregation rules as applicable, for the first year an employee is notified of eligibility under this Article 3, the employee must file an Election Form with respect to deferral elections and payment of his/her Account within 30 days of his/her Initial Eligibility Date; provided, however, that all such elections shall only be prospective. In the event such eligible employee does not file an initial Election Form within 30 days of his/her Initial Eligibility Date, then the eligible employee shall be deemed to: (1) have irrevocably elected not to make Salary Deferrals or Bonus Deferrals or to receive Matching Contributions for the Plan Year, and (ii) have irrevocably elected the default form of distribution under Section 5.5(a) of the Plan, which is a lump-sum distribution, for all Plan Contributions for all Plan Years.

     3.3 Right to Participation or Employment. No employee shall have the right to be selected to participate in this Plan or, having been so selected, to be selected to participate in any future Plan Year. Further, nothing in the Plan shall interfere with or limit in any way the right of an Employer to terminate any Participant’s employment at any time, nor confer upon any Participant a right to continue in the employ of an Employer.
     3.4 Effect of Subsequent Ineligibility. In the event a Participant ceases to be eligible for continued participation in the Plan for any reason, such individual shall become an inactive Participant, retaining all the rights relating to previous Plan Contributions under the Plan, until such time that such individual again is determined by the Committee to be an active Participant or until Separation from Service.
ARTICLE 4. COMPANY CONTRIBUTIONS
     4.1 Salary Deferrals. A Participant may elect to defer receipt of all or any portion of his/her Salary for a given Plan Year by delivering a properly executed Election Form to the Company within the time specified in Section 4.3(a). The Election Form shall designate the amount or percentage of Salary that is to be deferred under the Plan for a given Plan Year. The Committee shall have the sole discretionary authority to establish the maximum amount of Salary Deferrals any particular Participant shall make to the Plan each Plan Year. The Election Form shall be irrevocable for a given Plan Year once effective.
     4.2 Bonus Deferrals. A Participant may elect to defer receipt of all or any portion of his/her Bonus for a given Fiscal Year, or portion thereof, by delivering a properly executed Election Form to the Company within the time specified in Section 4.3(b). The Election Form shall designate the amount or percentage of Bonus that is to be deferred under the Plan for a given Fiscal Year. The Committee shall have the sole discretionary authority to establish the maximum amount of Bonus Deferrals any particular Participant shall make to the Plan each Fiscal Year. The Election Form shall be irrevocable for a given Fiscal Year once effective.
     4.3 Deferral Elections.
     (a) Salary Deferral Elections. A Participant shall make an irrevocable election each Plan Year to defer all or any portion of his/her Salary under the Plan for such Plan Year by delivering to the Company a properly executed Election Form. The Election Form shall be completed and filed with the Company with respect to deferrals of Salary before the beginning of the Plan Year for which services are performed so long as the employee remains eligible to participate in the Plan. Notwithstanding the foregoing and subject to the aggregation rules under Code Section 409A, a newly-hired Participant or an employee who becomes a Participant due to promotion or other such change to employment status, shall be given thirty (30) days after his or her Initial Eligibility Date to complete and submit an Election Form. Each properly completed and timely submitted Election Form shall become effective as of the first day of the following Plan Year; provided, however, that in the case of a Participant described in the preceding sentence, a properly completed and timely submitted Election Form shall become effective on the date provided to the Company.

     (b) Bonus Deferral Elections. A Participant shall make an irrevocable election each Fiscal Year (or portion of a Fiscal Year that constitutes a performance period for Bonus purposes) to defer any or all of his/her Bonus under the Plan for such Fiscal Year or portion thereof by delivering to the Company a properly executed Election Form. The Election Form shall be completed and filed with the Company with respect to deferrals of Bonus before the first day of the Plan Year that includes the first day of the Fiscal Year or portion thereof. Notwithstanding the foregoing and subject to the aggregation rules under Code Section 409A, a newly-hired Participant or an employee who becomes a Participant due to promotion or other such change to employment status, shall be given thirty (30) days after his or her Initial Eligibility Date to complete and submit an Election Form. Each properly completed and timely submitted Election Form shall become effective as of the first day of the next following Plan Year with respect to Fiscal Years or portions thereof beginning in such Plan Year; provided, however, that in the case of a Participant described in the preceding sentence, a properly completed and timely submitted Election Form shall become effective on the date provided to the Company, but if the date on which the Election Form becomes effective occurs during a Bonus performance period, the deferral election shall apply only to the portion of the Bonus determined by multiplying the Bonus by a fraction, the numerator of which is the number of days remaining in the performance period after the date on which the Election Form becomes effective and the denominator of which is the total number of days in the Performance Period. Notwithstanding the foregoing, if a Participant’s Bonus is based on a performance period that is coextensive with one or more Fiscal Years, the Election Form with respect to deferral of such Bonus may be submitted prior to the first day of such performance period, and to the extent that a Participant’s Bonus is based on a performance period of at least twelve consecutive months and otherwise constitutes “performance based compensation” (within the meaning of Code Section 409A and regulations issued thereunder), the Participant’s Election Form with respect to the deferral of such performance-based Bonus may be delivered to the Plan Administrator no later than six months prior to the end of such performance period.
     4.4 Supplemental Company Contributions. For each Plan Year, the Company shall make a contribution, equal to the Supplemental Company Contribution for such Plan Year, to the Account of each Participant, if applicable.
     4.5 Matching Contributions. For each Plan Year, the Company shall make a contribution, equal to the applicable Matching Contribution for such Plan Year to the Account of each Participant who, as of December 1st of the prior Plan Year, was expected to have Salary and Bonus in excess of the Code Section 401(a)(17) limit ($245,000 for 2011).
     4.6 Vesting. A Participant shall have a vested non-forfeitable interest in his/her Account in accordance with the following:
     (a) Participant Contributions. A Participant shall always be 100% vested in that portion of his/her Account attributable to Salary Deferrals and Bonus Deferrals.
     (b) Company Contributions. A Participant who was a Participant on or before December 31, 2010 and continued to be eligible under Section 3.1 as of January 1, 2011, shall have a vested and non-forfeitable interest in that portion of his/her Account attributable to Supplemental Company Contributions and/or Matching Contributions in accordance with the following schedule.

Years of Service	Vested Percentage
Less than 1	0%
1	20%
2	40%
3	100%
A Participant who first becomes a Participant after December 31, 2010 shall have a vested and non-forfeitable interest in that portion of his/her Account attributable to Supplemental Company Contributions and/or Matching Contributions in accordance with the following schedule.

Years of Service	Vested Percentage
Less than 1	0%
1	0%
2	0%
3	100%
Any Participant who is an inactive Participant pursuant to Section 3.4 as of January 1, 2011 or any other Participant who was a Participant on or before December 31, 2010 and does not continue to be eligible under Section 3.1 as of January 1, 2011 shall have a vested and non-forfeitable interest in that portion of his/her Account attributable to Supplemental Company Contributions and/or Matching Contributions in accordance with the following schedule.

Years of Service	Vested Percentage
Less than 2	0%
2	20%
3	40%
4	60%
5	80%
6 or more	100%
     (c) Accelerated Vesting. Notwithstanding paragraph (b) immediately above, a Participant shall be fully vested and have a non-forfeitable interest in that portion of his/her Account attributable to Supplemental Company Contributions and/or Matching Contributions if:
     (A) the Participant attains age 65 while still an employee; or
     (B) the Participant dies or suffers a Disability while an employee.
     (d) Transferred Employee. An Employee who is transferred to or from a nonparticipating Affiliate shall be credited with service, for purposes of vesting, for all of his/her employment with the Employer and any nonparticipating Affiliate, before and after such transfer.

ARTICLE 5. DISTRIBUTION OF BENEFITS
     5.1 Time of Distribution. Effective January 1, 2009, a Participant’s Account shall be distributed in accordance with Sections 5.2, 5.3 5.4 or 5.7, as applicable. Notwithstanding any other provision of the Plan to the contrary, in no event shall the distribution of any Plan Contributions be accelerated to a time earlier than which they would otherwise have been paid, whether by amendment of the Plan, exercise of the Committee’s discretion, or otherwise, except as permitted by the Treasury Regulations issued or other governmental guidance provided pursuant to Code §409A.
     5.2 Benefits Upon Separation From Service. Effective as of January 1, 2009, a Participant who has Separated from Service with an Employer other than on account of death or Disability shall receive or begin to receive payment of his/her vested Account balance as soon as reasonably practicable after the first (1st) business day of the seventh calendar month following the Participant’s Separation from Service, and such payment shall be made in the following form:
     (a) Separation from Service On or After Attaining Age 59 1/2. The Participant shall receive payment(s) in accordance with the election, made in accordance with Section 5.5 (or Section 5.6 if applicable), on the Participant’s Election Form; or
     (b) Separation from Service Before Attaining Age 59 1/2. Notwithstanding the election on the Participant’s Election Form, the Participant shall receive a single lump sum payment.
     5.3 Benefits Upon Disability. Effective as of January 1, 2009, a Participant who has incurred a Disability shall receive or begin to receive distribution of his/her vested Account balance not more than ninety (90) days following the date of the Participant’s Disability. The Committee shall have the sole discretionary authority to determine whether a Participant has incurred a Disability. Payment(s) shall be made in the form elected by the Participant in accordance with Section 5.5 (or Section 5.6 if applicable) on the Participant’s Election Form.
     5.4 Benefits Upon Death. Notwithstanding the election on the Participant’s Election Form related to the form of distribution, upon a Participant’s death, the Committee shall pay to the Participant’s Beneficiary a benefit equal to the remaining balance in the Participant’s Account in a single lump sum payment, whether or not the Participant’s distribution had commenced before the date of death. Effective as of January 1, 2009, payment shall be made not more than ninety (90) days following the Participant’s death.
     5.5 Payment Forms. To the extent a Participant had a distribution election in place for certain portions of his or her Account in the Plan, the Old SERP, or the Deferred Compensation Plan before January 1, 2011, such portions of such Accounts shall be distributed in accordance with the form of distribution previously elected by the Participant pursuant to the terms of the Plan, the Old SERP, or the Deferred Compensation Plan, for the applicable Plan Year, unless a change in election is made and is effective pursuant to Section 5.6. Effective for Plan Contributions made on or after January 1, 2011, the form of payment elected on the Participant’s Election Form for the 2011 Plan Year, or the Participant’s initial Election Form if the Participant’s Initial Eligibility Date is after December 31, 2010, shall be irrevocable and shall apply to all Plan Contributions made for all Plan Years to a Participant’s Account on or after January 1, 2011. In the event a Participant does not file an initial Election Form specifying a form of distribution by December 31, 2010, or the Initial Eligibility Date if later, then the Participant shall be deemed to have irrevocably elected the default form of distribution, which is a lump-sum distribution, for all Plan Contributions made to his/her Account for all Plan Years beginning with 2011.
     (a) Default Form of Distribution. Unless a Participant otherwise elects in accordance with paragraph (b) below, his/her Vested Benefits shall be paid in a single lump sum.
     (b) Forms of Distribution. In lieu of a lump sum form of payment, a Participant may elect to receive a distribution of his/her Vested Benefits in the form of substantially equal annual installment payments upon the relevant Distribution Date. A Participant may select the number of years within the options provided by the Committee on the Election Form, over which the Vested Benefits are to be paid, up to a maximum of ten years. Such election shall be made on the Participant’s Election Form for the 2011 Plan Year, or the Participant’s initial Election Form if the Participant’s Initial Eligibility Date is after December 31, 2010, as required by the Committee. During the payout period, earnings shall accrue on a Participant’s Plan Contributions in the manner provided in Section 6.2. The amount of each installment payment shall be equal to the balance remaining in the vested portion of the Participant’s Account immediately prior to each such payment, multiplied by a fraction, the numerator of which is one, and the denominator of which is the number of installment payments remaining, with the last installment consisting of the balance of the vested portion of a Participant’s Account, as liquidated to completely settle the Account. The first installment payment shall be made on the Distribution Date specified for purposes of Section 5.2, 5.3, or 5.4, and each subsequent installment shall be paid on the anniversaries of such Distribution Date, except that in the case of a termination of employment pursuant to Section 5.2(a), installments beginning with the second installment shall be paid on the anniversaries of the date of the Participant’s Separation from Service.
     5.6 Changes to Time and Form of Payment in 2010.
     (a) Five (5) Year Rule. Effective only for the Election Form for the 2011 Plan Year, a Participant who is eligible to make an election for the 2011 Plan Year may change a prior distribution election under the Plan to another form of distribution permitted under the Plan; provided, however, that the first payment under the newly elected form of distribution shall be deferred to a date that is at least five years after the date the distribution would otherwise have commenced. Such changes in election will not be permitted on or after January 1, 2011.
     (b) Twelve (12) Month Rule. Any such election changes shall be completed in accordance with Committee rules, and shall not be effective unless made more than twelve (12) months before the date payment would otherwise be made or begin to be made and additionally, such change election shall not become effective for twelve (12) months after such change election is filed with the Committee. If a Participant dies, becomes Disabled, or incurs a Separation from Service, during the twelve (12) month period after the new election becomes irrevocable, the new election shall be null and void. Notwithstanding the foregoing, in accordance with Code §409A, election changes that have the effect of accelerating the time for payment shall be prohibited.
     5.7 Unforeseeable Emergency.
     (a) Request for Distribution. A Participant may request that all or a portion of his/her vested Account balance be distributed at any time by submitting a written request to the Committee demonstrating that he or she has suffered an Unforeseeable Emergency, and that the distribution is necessary to alleviate the financial hardship created by the Unforeseeable Emergency.
     (b) Committee Determination. The Committee shall have the sole discretionary authority to determine whether a Participant has suffered an Unforeseeable Emergency. Whether a Participant has suffered an Unforeseeable Emergency shall be determined based on the relevant facts and circumstances of each case. In making such a determination, the Committee shall take into account the extent that such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (unless such liquidation itself would cause a severe financial hardship).
     (c) Timing of Distribution. Upon the finding that the Participant has suffered an Unforeseeable Emergency, the Committee shall distribute to the Participant in a lump sum that portion of his/her Account necessary to satisfy the Unforeseeable Emergency, plus taxes attributable thereto. Distributions made pursuant to this Section 5.7 shall be made no later than ninety (90) days after the Committee has reviewed and approved the request. Notwithstanding the foregoing, distributions due to Unforeseeable Emergencies shall only be made in accordance with regulations promulgated by the Department of Treasury or other guidance issued by the Internal Revenue Service under Code §409A.
     (d) Impact of Hardship Withdrawals Under Savings Plan. A Participant shall not be required to take any hardship withdrawal or loan to which he is entitled under the Savings Plan or any other tax qualified retirement plan as a condition of receiving a distribution pursuant to this Section 5.7, but if a Participant receives a hardship withdrawal from the Savings Plan or any other tax-qualified §401(k) plan maintained by an Employer and the terms of such plan require a suspension of the Participant’s deferrals for six months following the date of the distribution, then the Participant’s Salary Deferral and Bonus Deferral elections shall be permanently revoked for the Plan Year in which the Participant receives the hardship withdrawal and, if such hardship withdrawal is received less than six months prior to the end of the Plan Year, any Salary Deferral or Bonus Deferral elections made for the following Plan Year shall not apply to any compensation paid or payable within six months following the date of the hardship withdrawal.
     5.8 Source of Assets for Benefits. All Vested Benefits shall be paid first from the Trust, to the extent assets exist in the Trust and then, as necessary, by the Employer from other general assets.

     5.9 Forfeitures. Any Forfeitures triggered in a given Plan Year shall be applied in the same manner as forfeitures are applied under the Savings Plan.
     5.10 Withholding of Taxes. The Employer shall have the right to require Participants to remit to the Employer an amount sufficient to satisfy Federal, state, and local tax withholding requirements, or to deduct from all payments made pursuant to the Plan amounts sufficient to satisfy such withholding requirements.
ARTICLE 6. INDIVIDUAL ACCOUNTS
     6.1 Participants’ Accounts. The Employer shall establish and maintain individual Accounts for each Participant hereunder. The establishment and maintenance of Participants’ Accounts, however, shall not be construed as entitling any Participant to any specific assets of an Employer. Supplemental Company Contributions shall be credited to a Participant’s Account annually during the immediately following Plan Year after the relevant computations have been completed under the Savings Plan. Salary Deferrals and Bonus Deferrals shall be credited to a Participant’s Account on the date of funding pursuant to Section 7.5.
     6.2 Earnings and Losses. Each Participant’s Plan Contributions shall be credited with earnings (or losses) thereon daily or some less frequent time period as agreed upon by the Committee and the Trustee. Such earnings (or losses) shall be based upon the actual returns achieved pursuant to the Investment Elections of each Participant.
     6.3 Distributions. There shall be charged against each Participant’s Plan Contributions any payments of Vested Benefits made to the Participant or to a Participant’s Beneficiary and any Forfeitures associated therewith.
     6.4 Participant Statements. Statements that identify the Participant’s Account balance shall be provided to Participants on a basis no less frequent than quarterly.
ARTICLE 7. THE TRUST
     7.1 Establishment of Irrevocable Trust. The Company has established an Irrevocable Trust, governed by the Trust Agreement, (which shall be a grantor trust within the meaning of Code §§671-678) with the Company as the grantor, for the benefit of Plan Participants and Beneficiaries of Participants, as appropriate. The Trust shall receive and hold all Plan Contributions, and earnings (or losses) thereon, and shall make the payments provided by the Plan. The Trust fund shall be held and invested by the Trustee at the direction of the Committee and in accordance with the Trust Agreement.
     7.2 Trustee. The Trust shall have an independent Trustee (such Trustee to have a fiduciary duty to carry out the terms and conditions of this Plan) as selected by the Company, and shall have restrictions as to the Company’s ability to amend the Trust or to cancel benefits provided thereunder. Except to the extent that investments of the Trust fund are subject to the direction of the Committee, or to the direction of investment managers appointed pursuant to Section 7.3, the Trustee shall have the sole and exclusive responsibility for investing the Trust fund. The Trust Fund shall not be required to be invested in any of the Investment Funds

     7.3 Investment Managers. The Committee may designate one or more investment managers to control and manage (including the power to direct the acquisition and disposition of) the investment funds and to make professional investment decisions or recommendations. The Committee shall not be liable for any act or omission of such investment managers, except as required by law
     7.4 Assets. Assets contained in the Trust shall at all times be specifically subject to the claims of the Employer’s general creditors in the event of bankruptcy or insolvency; such terms shall be specifically defined within the provisions of the Trust, along with a required procedure for notifying the Trustee of any such bankruptcy or insolvency.
     7.5 Funding. The Employer shall contribute cash or cash equivalents to the Trust for the benefit of Participants for each component comprising Plan Contributions as soon as practicable after the amount of each such respective component is known for each Participant, provided the Employer shall not be required to contribute cash or cash equivalents to the Trust for Matching Contributions and Supplemental Company Contributions until a reasonable time after the applicable Plan Year. The aggregate amount to be so contributed by the Employer on a periodic basis to the Trust shall be equal to the aggregate Plan Contributions of all Participants.
ARTICLE 8. INVESTMENT ELECTIONS AND ALLOCATIONS
     8.1 Investment Election. Each Participant shall make an Investment Election to have the earnings or losses on his/her Account determined as if the Account were allocated among among the investment funds described below in any combination in multiples of one percent (1%). To the extent that a Participant shall have made no election hereunder, such Participant’s Account shall be allocated to the investment fund having investment guidelines that contemplate the least risk of loss of principal as determined by the Committee. To the extent that a Participant makes no new election provided for hereunder in accordance with this Section 8.1, the allocation of his/her Account among the investment funds shall remain unchanged. The Committee shall designate two or more separate investment funds as selected from time to time, each of which shall consist either of separate accounts within the Trust, or mutual funds or other investment vehicles with objectively determined investment returns. The Committee shall have the authority to select and change the number of investment funds available and to set the investment guidelines of each investment fund and to otherwise set policy and establish the funding strategies utilized by the Trust, as the Committee may deem appropriate. All or any portion of any investment fund may, on a temporary basis, be retained in cash or invested in property other than that specified as the primary type of investment for such investment fund. Any investment fund may be partially or entirely invested in any common or commingled fund that is invested in property of the kind specified for such investment fund.
     8.2 Change of Prior Election. Subject to rules and procedures as the Committee may establish, each Participant may change the allocation of his/her Account among the investment funds provided for in Section 8.1 by making a new Investment Election. The Committee shall have the authority and discretion to limit reallocation or trading practices that the Committee or an Investment Manager determines to be abusive or adverse to the investment fund or to the interests of other Plan participants.

     8.3 Form of Election. The Investment Elections shall be made in such form and in such manner as the Committee shall prescribe.
     8.4 Transfer of Funds. When an amount or amounts must be transferred between investment funds by reason of a Participant’s election hereunder, such amount shall be transferred to one or more of the other investment funds pursuant to such election as soon as practical.
     8.5 Allocating Distributions. Any time a distribution (as defined in Section 6.3) of part or all of the amount allocated to the Account of a Participant is made pursuant to this Plan, a pro rata share of such distribution shall be made from each investment fund in which said Account is invested.
ARTICLE 9. BENEFICIARY DESIGNATION
     9.1 Designation of Beneficiary. Each Participant shall be entitled to designate a Beneficiary or Beneficiaries who, upon the Participant’s death, shall receive the amounts that otherwise would have been paid to the Participant under the Plan. All designations shall be signed by the Participant, and shall be in a form prescribed by the Committee. The Participant may change his/her designation of Beneficiary at any time, on a form prescribed by the Committee. The filing of a new Beneficiary designation form by a Participant shall automatically revoke all prior designations by that Participant. Notwithstanding the foregoing, such new Beneficiary designation is not effective until received by the Committee during the Participant’s lifetime.
     9.2 Death of Beneficiary. In the event that all the Beneficiaries named by a Participant, pursuant to Section 9.1 herein, predecease the Participant, the Plan Contributions that would have been paid to the Participant shall be paid to the Participant’s estate.
     9.3 Ineffective Designation. In the event the Participant does not designate a Beneficiary, or for any reason such designation is ineffective in whole or in part, the ineffectively designated amounts shall be paid to the Participant’s estate.
ARTICLE 10. ADMINISTRATION
     10.1 The Committee. This Plan shall be administered by the Committee in accordance with any rules and regulations that the Committee shall establish from time to time, which are consistent with the provisions of this Plan.
     10.2 Authority of the Committee. The Committee shall have full power to make any determination that may be necessary or advisable for the Plan’s administration including, but not limited to, the following:
     (a) select employees for participation in the Plan, including anyone who is a key employee;
     (b) establish the maximum Salary and/or Bonus Deferrals;
     (c) select and change from time to time the investment funds available;

     (d) construe and interpret the Plan and any agreement or instrument entered into hereunder;
     (e) determine whether a Participant has incurred a Disability or suffered an Unforeseeable Emergency; and
     (f) establish, amend, or waive rules and regulations for the Plan’s administration.
     10.3 Delegation of Committee Members’ Powers. A Committee member may delegate any or all of his/her rights, powers, duties, and discretions to any other Committee member, with the consent of the latter. The Committee may delegate any or all of its powers, rights, duties, and discretions to an individual to act as “Administrator” who may, but need not be, a Committee member or an employee of the Company. Such delegation and the acceptance thereof by such individual shall be in writing and written notice of such delegation shall be given to the Company. To the extent the Committee has delegated its powers, rights, duties, and discretions to an Administrator, the term “Committee” as used in this Plan shall include such Administrator.
     10.4 Manner of Action of the Committee. The Committee members may act by meeting, or by writing signed without meeting, and may sign any document by signing one document or concurrent documents.
     10.5 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, including the Employer, its owners, employees, Participants, and their estates and Beneficiaries.
     10.6 Indemnification. The Company shall indemnify and hold the members of the Committee, its and their delegates and each Employer’s directors, officers, and employees harmless from all claims, liabilities, and costs (including reasonable attorneys’ fees) arising out of the good faith performance of their functions hereunder.
     10.7 Claims Procedures. Claims for benefits under the Plan shall be determined by the Committee, which shall have the sole discretionary authority to interpret the Plan, to determine factual matters under the Plan and to decide claims for benefits under the Plan. The claims procedures used by the Committee under the Plan shall be the claims procedures set forth in the Savings Plan for claims for benefits under the Savings Plan. Benefits shall be paid under the Plan only if the Committee determines in its discretion that the claimant is entitled to them.
ARTICLE 11. AMENDMENT AND TERMINATION
     11.1 Right to Terminate and Amend. The Company or the Committee may amend, modify, and/or terminate the Plan at any time. While the Company contemplates carrying out the provisions of the Plan indefinitely, the Company shall be under no obligation or liability to maintain the Plan for any minimum or other amount of time.
     11.2 Notice of Termination. Upon any termination of the Plan in its entirety, the Committee shall give written notice thereof to the Trustee and to each Participant.

     11.3 Effect of Termination. Except as provided by law, upon any termination of the Plan, the Company shall thereafter be under no obligation, liability, or responsibility to make any future contribution or other payment to the Trustee on behalf of any Participant or any other person, trust, or fund for any purpose under or in connection with the Plan except as provided in Section 13.1. Notwithstanding the foregoing, all other provisions of the Plan concerning the investment of Accounts and distribution of benefits shall continue. No distributions of any Account shall be made or accelerated on account of the termination of the Plan except as otherwise permitted by §409A of the Code or regulations issued thereunder.
     11.4 Limitations on Amendments. The provisions of this Article 11 are subject to and limited by the following restrictions:
     (a) No such amendment or termination shall in any manner adversely affect any Participant’s rights to contributions previously made, or to pay previously deferred, or earnings thereon, without the consent of the Participant.
     (b) The provisions of the Trust may only be amended or modified with the written consent of both the Company and the Trustee.
     11.5 Merger, Consolidation, Reorganization, or Transfer.
     (a) General Rule. The merger, consolidation, or reorganization of the Company, or the sale or transfer by it of all or substantially all of its assets shall not terminate the Plan if there is delivery to the Company by the Company’s successor or by the purchaser of all or substantially all of the Company’s assets, of a written instrument requesting that the successor or purchaser be substituted for the Company and agreeing to perform all the provisions hereof which the Company is required to perform. Upon the receipt of said instrument, with the approval of the Company, the successor or the purchaser shall be substituted for the Company herein, and the Company shall be relieved and released from any obligations of any kind, character, or description herein or in any trust agreement imposed upon it.
     (b) No Assumption of Plan by Company’s Successor. In the event that the Plan is not assumed by the Company’s successor or by the purchaser of all or substantially all of the Company’s assets in a merger, consolidation, reorganization or sale/transfer of the Company, then notwithstanding anything to the contrary, the Company shall only be permitted to freeze the Plan to new participants as of such transactional date but not terminate the Plan as of such transactional date. Current Participants as of such transactional date who are not yet fully vested in their Account pursuant to Section 4.6 shall be permitted to continue vesting in their Account following such amendment to freeze as of the transactional date. Notwithstanding Section 11.1, the Company shall not be permitted to terminate and liquidate the Plan until all Participants have become fully vested under Section 4.6 following such transactional date.
ARTICLE 12. PARTICIPATION IN AND WITHDRAWAL
FROM THE PLAN BY AN EMPLOYER
     12.1 Affiliate Participation in the Plan. Any Affiliate which desires to become an Employer hereunder may elect, with the consent of its board of directors, to become a party to the Plan and Trust Agreement by adopting the Plan for the benefit of its eligible employees, effective as of the date specified in such adoption:
     (a) by filing with the Company a certified copy of a resolution of its board of directors to that effect, and such other information as the Company may require; and
     (b) by the Company’s filing with the then Trustee a copy of such resolution, together with a certified copy of resolutions of the adopting organization’s board of directors approving such adoption.
The adoption resolution may contain such specific changes and variations in Plan or Trust Agreement terms and provisions applicable to such adopting Employer and its employees as may be acceptable to the Company and the Trustee. However, the Company reserves the sole, exclusive right of any other amendment of whatever kind or extent to the Plan or Trust Agreement. The Company may not amend specific changes and variations in the Plan or Trust Agreement terms and provisions as adopted by the Employer in its adoption resolution without the consent of such Employer. The adoption resolution shall become, as to such adopting organization and its employees, a part of this Plan as then amended or thereafter amended and the related Trust Agreement. It shall not be necessary for the adopting organization to sign or execute the original or then amended Plan and Trust Agreement documents. The coverage date of the Plan for any such adopting organization shall be that stated in the resolution or decision of adoption, and from and after such effective date, such adopting organization shall assume all the rights, obligations, and liabilities of an individual employer entity hereunder and under the Trust Agreement. The administrative powers and control of the Company, as provided in the Plan and Trust Agreement, including the sole right to amendment, and of appointment and removal of the Committee, the Trustee, and their successors, shall not be diminished by reason of the participation of any such adopting organization in the Plan and Trust Agreement.
     12.2 Withdrawal from the Plan. Any Employer, by action of its board of directors or other governing authority, may withdraw from the Plan and Trust Agreement after giving 90 days’ notice to the Company, provided the Company consents to such withdrawal. The Company shall thereafter be under no obligation, liability or responsibility to make any future contribution or other payment to the Trustee on behalf of any employee or any other person with respect to such Employer under the Plan. No distributions of any Account shall be made or accelerated on account of the Employer’s withdrawal except as otherwise permitted by §409A of the Code or regulations issued thereunder.
ARTICLE 13. MISCELLANEOUS
     13.1 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Employer.
     13.2 Nontransferability. Participants’ rights to their Accounts under the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In no event shall the Employer make any payment under the Plan to any assignee or creditor of a Participant or to any assignee or creditor of a Participant’s Beneficiary.

     13.3 Successors. All obligations of the Employer under the Plan shall be binding upon and inure to the benefit of any successor to the Employer, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Employer.
     13.4 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
     13.5 Applicable Law. To the extent not preempted by federal law, the Plan shall be governed by and construed in accordance with the laws of the state of Illinois.
     13.6 Gender and Number. Except when otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.